Exhibit (3.5)

ARTICLES OF INCORPORATION

OF

MIDWEST AIR GROUP, INC.

(AS AMENDED TO APRIL 8, 2004)

ARTICLE ONE: NAME

        The name of this Corporation is Midwest Air Group, Inc.

ARTICLE TWO: REGISTERED AGENT

        Its registered office in the State of Wisconsin is located at 6744 South Howell Avenue, Oak Creek, Wisconsin 53154-1402. The name of its registered agent at such address is Timothy E. Hoeksema.

ARTICLE THREE: PURPOSE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Wisconsin Business Corporation Law. The Corporation shall possess and may exercise all powers and privileges necessary or convenient to effect such purpose and all powers and privileges now or hereafter conferred by the laws of Wisconsin upon corporations formed under the Wisconsin Business Corporation Law.

ARTICLE FOUR: CLASSES OF STOCK

        The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is fifty-five million (55,000,000) shares which shall be divided into two classes as follows:

(1)	Five million (5,000,000) shares of Preferred Stock without par value; and

(2)	Fifty million (50,000,000) shares of Common Stock of the par value of One Cent ($0.01) per share.

ARTICLE FIVE: RIGHTS OF STOCK

        A statement of the voting powers and of the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each class of stock of the Corporation, is as follows:

(1)	In General

        No holders of shares of this Corporation of any class, or of bonds, debentures or other securities convertible into stock of any class, shall be entitled as of right to subscribe for, purchase, or receive any stock of any class whether now or hereafter authorized, or any bonds, debentures or other securities whether now or hereafter authorized, convertible into stock of any class, or any stock into which said bonds, debentures or other securities may be convertible, and all such additional shares of stock, debentures or other securities, together with the stock into which the same may be converted, may be issued and disposed of by the Board of Directors to such persons and on such terms and for such consideration (as far as may be permitted by law) as the Board of Directors in their absolute discretion may deem advisable.

        All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of these Restated Articles of Incorporation.

        To the fullest extent permitted under the Wisconsin Business Corporation Law, the number of authorized shares of any class or classes of stock may be increased or decreased without the approval of such class or classes as a separate voting group, except to the extent that, in the resolution or resolutions providing for the issuance of a class or series of stock, the Board of Directors shall specify that approval of the holders of one or more classes or series of stock shall be required to increase or decrease the number of authorized shares of such one or more classes or series of stock.

(2)	Preferred Stock

A. In General. The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is also expressly authorized, to the full extent permitted under the Wisconsin Business Corporation Law, to fix: the consideration for which the shares of such series are to be issued; the number of shares constituting such series; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the voting rights, if any, to be provided for shares of such series; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; the redemption price or prices and other terms of redemption, if any, for shares of such series; and any and all other preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series.

B. Series A Preferred Stock.

(i) Designation and Amount. There is hereby created a series of Preferred Stock which shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”); the number of shares constituting such series shall be Two Hundred Fifty Thousand (250,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation into Series A Preferred Stock.

(ii) Dividends and Distribution.

(a) Subject to the rights of the holders of any shares of any series of Preferred Stock, (or any similar stock) of the Corporation ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of share of Series A Preferred Stock, in preference to the holders of Common Stock and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first business days of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all noncash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after February 14, 1996 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (A) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the went no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Divided Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Referred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date fix the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

(iii) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein, in any other resolution of the Board of Directors creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c) Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(iv) Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior to or on a parity with (both as to dividends or upon dissolution, liquidation or winding up) the Series A Referred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any corporation of which an amount of voting securities sufficient to elect at least a majority of the directors of such corporation is beneficially owned, directly or indirectly, by the Corporation or otherwise controlled by the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

(v) Reacquired Shares. All shares of Series A Preferred Stock that shall at any time have been reacquired by the Corporation shall, after such reacquisition, have the status of authorized but unissued shares of Preferred Stock of the Corporation, without designation as to series, and may be reissued as part of a new series of Preferred Stock, without par value, to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(vi) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the went the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(vii) Consolidation, Merger, etc. In case the Corporation shall enter into my consolidation, merger, combination, share exchange or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying which amount by a fraction the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(viii) No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

(ix) Rank. Unless otherwise provided in the Articles of Incorporation of the Corporation or articles of amendment relating to a subsequent series of Preferred Stock of the Corporation, the Series A Preferred Stock shall rank junior to all other series or classes of the Corporation’s Preferred Stock with respect to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up.

(x) Amendment. To the fullest extent permitted by applicable law, prior to such time as shares of Series A Preferred Stock are issued and outstanding, the Board of Directors may alter or revoke any of the number of shares of Series A Preferred Stock, the powers, preferences or special rights of the Series A Preferred Stock or the other terms of the Series A Preferred Stock. From and after such time as shares of Series A Preferred Stock are issued and outstanding, the Articles of Incorporation of the Corporation shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

(xi) Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

(3)	Common Stock

A. Subject to preferences and rights to which holders of stock other than the Common Stock may have become entitled by resolution or resolutions of the Board of Directors as hereinbefore provided, such dividends (payable in cash, stock, or otherwise) as may be determined by the Board of Directors may be declared and paid out of funds legally available therefor upon the Common Stock from time to time.

B. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled to share ratably in all assets available for distribution to the shareholders, subject to preferences and rights to which the holders of stock other than the Common Stock may have became entitled by resolution or resolutions of the Board of Directors as hereinbefore provided.

C. The holders of Common Stock shall be entitled to one vote for each of the shares held by them of record at the time for determining holders thereof entitled to vote.

ARTICLE SIX: SHAREHOLDER PROPERTY

        The private property of the shareholders of the Corporation shall not be subject to the payment of corporate debts to any extent, except as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law.

ARTICLE SEVEN: MATTERS RELATING TO BOARD OF DIRECTORS

(1) Power of the Board of Directors. The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Wisconsin, the Board of Directors is expressly authorized:

A. to make, alter, amend or repeal the By-Laws of the Corporation; provided, however, that no By-Laws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such By-Laws had not been adopted;

B. to determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements (except as otherwise provided in these Restated Articles of Incorporation) for, and the manner of taking, Board action; and

C. to exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Wisconsin, these Restated Articles of Incorporation, and any By-taws of the Corporation.

Notwithstanding the foregoing or any other provision in these Restated Articles of Incorporation or the By-Laws of the Corporation to the contrary, no provision of the By-Laws shall be mended, altered, changed or repealed and no provision inconsistent therewith shall be adopted without either (i) the affirmative vote of a majority of the entire Board of Directors or (ii) the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class.

        (2)    Number of Directors. The number of Directors constituting the entire Board of Directors shall be not less than six (6) nor more than fifteen (15). The specific number of Directors constituting the entire Board of Directors shall be as authorized from time to time exclusively by the affirmative vote of a majority of the entire Board of Directors. As used in these Restated Articles of Incorporation, the term “entire Board of Directors” means the total authorized number of Directors that the Corporation would have if there were no vacancies.

        (3)    Classified Board. The Board of Directors shall be divided into three classes, with respect to the time that they severally hold office, as nearly equal in number as possible, with the initial term of the first class of Directors to expire at the 1997 Annual Meeting of Shareholders, the initial term of office of the second class of Directors to expire at the 1998 Annual Meeting of Shareholders and the initial term of office of the third class of Directors to expire at the 1999 Annual Meeting of Shareholders. Directors elected to succeed those Directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding Annual Meeting of Shareholders after their election, and upon the election and qualification of their successors. A person elected as a Director shall be deemed a Director as of the time of such election. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, if possible, an equal number of Directors in each class, but in no case will a decrease in the number of Directors shorten the term of any incumbent Director. If such equality is not possible, the increase or decrease shall be apportioned among the classes in such a way that the difference in the number of Directors in any two classes shall not exceed one.

        (4)    Nominations. Nominations for the election of Directors and advance notice of other action to be taken at meetings of shareholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.

        (5)    Vacancies. Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any vacancies in the Board of Directors for any reason and any newly created Directorships resulting by reason of any increase in the number of Directors may, if occurring prior to the expiration of the term of office of the class in which such vacancy or increase occurs, be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining Directors then in office, although less than a quorum, and any Directors so elected shall hold office until the next election of the class for which such Directors have been elected and until their successors are elected and qualified.

        (6)    Removal of Directors. Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, (i) any Director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his or their term of office, but only for cause and only by the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, and (ii) any Director may be removed from office by the affirmative vote of a majority of the entire Board of Directors, at any time prior to the expiration of his term of office, but only for cause.

        (7)    Acquisition Proposals. In determining whether an Acquisition Proposal (as hereinafter defined) is in the best interests of the Corporation and its shareholders, the Board of Directors may give consideration to all factors it deems relevant, including, without limitation, (a) the amount, nature and terms of the consideration being offered in the Acquisition Proposal, not only in relation to the then current market price of the Corporation’s stock, but also in relation to the then current value of the Corporation in a freely-negotiated transaction and in relation to the Board of Directors’ estimate of the future value of the Corporation as an independent entity, (b) the social, legal and economic effects upon employees, suppliers and customers of the Corporation and on the communities in which the Corporation operates, as well as on the long-term business prospects of the Corporation, and (c) the effect of indebtedness arising out of consummation of the Acquisition Proposal on the ongoing viability and prospects of the Corporation.

        In furtherance and not in limitation of the powers conferred by law or in these Restated Articles of Incorporation, the Board of Directors (and any committee of the Board of Directors) is expressly authorized to take such action or actions as the Board of Directors or such committee may determine to be reasonably necessary or desirable in connection with any Acquisition Proposal to (i) encourage any person to enter into negotiations with the Board of Directors and officers of the Corporation with respect to any transaction that may result therefrom or (ii) contest or oppose any such Acquisition Proposal that the Board of Directors or such committee determines to be unfair, abusive or otherwise undesirable with respect to the Corporation and its shareholders or other constituencies. Such action may include, without limitation, the issuance or amendment of rights, options, capital stock, notes, debentures or other evidences of indebtedness or other securities of the Corporation.

        In connection with an Acquisition Proposal, a Director or officer of the Corporation, in determining what he or she believes or recommends to be in the best interests of the Corporation, may decide or recommend, without limitation, that the Corporation should be sold; that the interests of the Corporation may be best served by the continued independence of the Corporation; that the Acquisition Proposal should be rejected even though there are no contemporaneous offers at a higher price; that strategies, rights plans or By-Laws put in place by the Corporation to impede the takeover of the Corporation under certain circumstances or to prevent abusive takeover tactics likely to affirm adversely the Corporation or some or all of the Corporation’s shareholders or other constituencies do not have to be terminated simply to facilitate the Acquisition Proposal; that the Corporation should not be put up for auction for sale to the highest bidder; that in the event the Corporation is put up for auction, the management of the Corporation may be a bidder; that in connection with a sale of the Corporation the Corporation may be sold to a bidder that does not offer the highest nominal consideration if the Board of Directors determines that the interests of the Corporation’s constituencies other than shareholders would be better served in the transaction contemplated by such bidder; or that the Corporation should be restructured.

        “Acquisition Proposal” means any proposal of any person (i) for a tender offer, exchange offer or any other method of acquiring any equity securities of the Corporation with a view toward acquiring control of the Corporation, (ii) to merge or consolidate the Corporation with any corporation or (iii) to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation.

        This Section (7) shall not be interpreted to create any rights on behalf of third persons, such as employees, suppliers or customers.

ARTICLE EIGHT: CERTAIN BUSINESS COMBINATIONS

        (1)     Certain Definitions. For the purposes of this Article Eight, the second proviso of Article Nine and Article Ten:

A. “Business Combination” means:

(i) any merger, consolidation or share exchange of the Corporation or any Subsidiary with (a) an Interested Stockholder or (b) any other person (whether or not itself an Interested Stockholder) which is, or after such merger, consolidation or share exchange would be, an Affiliate or Associate of an Interested Stockholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of not less than one percent (1%) of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of not less than one percent (1%) of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any spin-off or split-up of any kind of the Corporation or my Subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger, consolidation or share exchange of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (a) any class of equity securities of the Corporation or any Subsidiary or (b) any class of securities of the Corporation or any Subsidiary convertible into equity securities of the Corporation or any Subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates; or

(vi) any agreement contact or other arrangement providing for any one or more of the actions specified in clam (i) through (v) of this Section (1)A.

B. “Affiliate” or “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on August 1, 1995.

C. “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on August 1, 1995, and a person shall “Beneficially Own” and have “Beneficial Ownership” of any securities of which such person is the Beneficial Owner.

D. “Continuing Director” means: (i) any member of the Board of Directors of the Corporation who (a) is neither the Interested Stockholder involved in the Business Combination as to which a vote of Continuing Directors is provided hereunder, nor an Affiliate, Associate, employee, agent, or nominee of such interested Stockholder, or the relative of any of the foregoing, and (b) was a member of the Board of Directors of the Corporation prior to the time that such Interested Stockholder became an Interested Stockholder; and (ii) any successor of a Continuing Director described in clause (i) who is recommended or elected to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors of the Corporation.

E. “Fair Market Value” means: (i) in the case of stock, the highest last sale price, regular way, during the 30-day period immediately preceding the date in question of a share of such stock on the New York Stock Exchange, or, if such stock is not listed or admitted to trading on the New York Stock Exchange, on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such stock is listed or admitted to trading, or, if such stock is not listed or admitted to trading on any such exchange, the highest last quoted price or, if not so quoted, the highest average high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) or such system then in use during the 30-day period preceding the date in question, or, if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

F. “Interested Stockholder” means any person (other than the Corporation or any Subsidiary, any employee benefit plan maintained by the Company or any Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) who or which:

(i) is, or was at any time within the two-year period immediately prior to the date in question, the Beneficial Owner of five percent (5%) or more of the voting power of the then outstanding Voting Stock of the Corporation; or

(ii) is an assignee of, or has otherwise succeeded to, any shares of Voting Stock of the Corporation of which an Interested Stockholder was the Beneficial Owner at any time within the two-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.

        For the purpose of determining whether a person is an Interested Stockholder, the outstanding Voting Stock of the Corporation shall include unissued shares of Voting Stock of the Corporation of which the Interested Stockholder is the Beneficial Owner but shall not include any other shares of Voting Stock of the Corporation of which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any person who is not the Interested Stockholder.

G. A “person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act.

H. “Subsidiary” means any corporation of which the Corporation owns, directly or indirectly, (i) a majority of the outstanding shares of equity securities of such corporation, or (ii) shares having a majority of the voting power represented by all of the outstanding shares of Voting Stock of such corporation. For the purpose of determining whether a corporation is a Subsidiary, the outstanding Voting Stock and shares of equity securities thereof shall include unissued shares of which the Corporation is the Beneficial Owner but shall not include any other shares of Voting Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any person who is not the Corporation.

I. “Voting Stock” means outstanding shares of capital stock of the relevant corporation entitled to vote generally in the election of Directors.

        (2)    Higher Vote for Business Combinations. In addition to any affirmative vote required by law or by these Restated Articles of Incorporation, and except as otherwise expressly provided in Section (3) of this Article, any Business Combination shall require the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of the then outstanding shares of the Voting Stock of the Corporation, voting together as a single class, voting at a shareholders’ meeting and not by consent in writing. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

        (3)    When Higher Vote Is Not Required. The provisions of Section (2) of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, of the shareholders as is required by law and any other provision of these Restated Articles of Incorporation, if the conditions specified in either of the following paragraphs A and B are met.

A. Approval by Continuing Directors. The Business Combination shall have been approved by the affirmative vote of a majority of the Continuing Directors, even if the Continuing Directors do not constitute a quorum of the entire Board of Directors.

B. Form of Consideration, Price and Procedure Requirements. All of the following conditions shall have been met:

(i) With respect to each share of each class of Voting Stock of the Corporation (including Common Stock), the holder thereof shall be entitled to receive on or before the date of the consummation of the Business Combination (the “Consummation Date”) consideration, in the form specified in subsection (3)(B)(ii) hereof, with an aggregate Fair Market Value as of the Consummation Date at least equal to the highest of the following:

(a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder to which the Business Combination relates, or by any Affiliate or Associate of such Interested Stockholder, for any shares of such class of Voting Stock acquired by it (1) within the five-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”), (2) within the five-year period prior to the Consummation Date or (3) within the five-year period prior to, or in, the transaction in which it became an Interested Stockholder, whichever is highest; plus, in any such case, interest compounded annually from the earliest date on which that highest per share acquisition price was paid through the Consummation Date at the rate for one-year United States Treasury obligations from time to time in effect; less the aggregate mount of any cash dividends paid, and the Fair Market Value of any dividends paid other than in cash, per share of such class of Voting Stock since that earliest date, up to the amount of that interest;

(b) the Fair Market Value per share of such class of Voting Stock of the Corporation on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder, whichever is higher; plus interest compounded annually from that date through the Commencement Date at the rate for one-year United States Treasury obligations from time to time in effect; less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid other than in cash, per share of such class of Voting Stock since that date, up to the amount of that interest; and

(c) the highest preferential amount per share, if any, to which the holders of shares of such class of Voting Stock of the Corporation are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; plus the aggregate amount of any dividends declared or due as to which those holders are entitled prior to payment of dividends on some other class or series of stock (unless the aggregate amount of those dividends is included in that preferential amount).

(ii) The consideration to be received by holders of a particular class of outstanding Voting Stock of the Corporation (including Common Stock) as described in subsection (3)(B)(i) hereof shall be in cash or, if the consideration previously paid by or on behalf of the Interested Stockholder in connection with its acquisition of beneficial ownership of shares of such class of Voting Stock consisted in whole or in part of consideration other than cash, then in the same form as such consideration. If such payment for sham of any class of Voting Stock of the Corporation has been made in varying forms of consideration, then the form of consideration far such class of Voting Stock shall be either cash or the form used to acquire the beneficial ownership of the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder.

(iii) After such Interested Stockholder has become an Interested Stockholder and prior to the Consummation Date: (a) except as approved by the affirmative vote of a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock of the Corporation, if any; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock of the Corporation (except as necessary to reflect any subdivision of the Common Stock), except as approved by the affirmative vote of a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by the affirmative vote of a majority of the Continuing Directors; and (c) such Interested Stockholder shall not have become the Beneficial Owner of any additional shares of Voting Stock of the Corporation except (I) as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder, (II) by virtue of proportionate stock splits, stock dividends or other distributions of stock in respect of stock not constituting a Business Combination, or (III) through a Business Combination meeting all of the conditions of this Section (3).

(iv) After such Interested Stockholder has become an Interested Stockholder, neither such Interested Stockholder nor any Affiliate or Associate thereof shall have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation.

(v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act and the General Rules and Regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to the shareholders of the Corporation at least 45 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions thereof). Such proxy or information statement shall contain, if a majority of the total number of Continuing Directors so requests, an opinion of a reputable investment banking firm (which shall be selected by a majority of the total number of Continuing Directors, furnished with all information it reasonably requests, and paid a reasonable fee for its services by the Corporation upon the Corporation’s receipt of such opinion) as to the fairness (or lack of fairness) of the terms of the proposed Business Combination from the point of view of the holders of shares of Voting Stock (other than the Interested Stockholder).

        (4)    Powers of Continuing Directors. A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock of the Corporation beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether the requirements of paragraph B of Section (3) have been met with respect to any Business Combination, and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of not less than one percent (1%) of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; and the good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for ail the purposes of this Article.

        (5)    No Effect on Fiduciary Obligations.

A. Nothing contained in this Article shall be construed to relieve the members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law.

B. The fact that any Business Combination complies with the provisions of Section (3) of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business combination.

ARTICLE NINE: AMENDMENTS

        The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Restated Articles of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on shareholders, directors and officers are subject to this reserved power; provided that, notwithstanding the fact that a lesser percentage may be specified by the Wisconsin Business Corporation Law, the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, change or repeal, or adopt my provision or provisions inconsistent with, Section (2) of Article Five, Articles Seven and Nine (except for the second proviso of this Article Nine) of these Restated Articles of Incorporation unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors; and provided further that, notwithstanding the fact that a lesser percentage may be specified by the Wisconsin Business Corporation Law, the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all the outstanding Voting Stock of the Corporation, voting together as a single class, shall be required to amend, alter, change or repeal, or adapt any provision or provisions inconsistent with, any provision of Article Eight or this proviso of Article Nine, unless such amendment, alteration, change, repeal, or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors and by a majority of the Continuing Directors.

ARTICLE TEN: FOREIGN OWNERSHIP

        (1)    Certain Definitions. For the purposes of this Article Ten:

A. “Alien” means (i) any person who is not a Citizen or any nominee of such person; (ii) any foreign government or representative thereof; (iii) any corporation organized under the laws of any foreign government; or (iv) any corporation, partnership, trust, association or other entity that is an Affiliate of an Alien or Aliens.

B. “Alien Owned Shares” means any shares of any class of outstanding Voting Stock of the Corporation that are then owned of record or Beneficially Owned, or otherwise controlled, by any Alien.

C. “Citizen” means any person who is a citizen of the United States (as defined in 49 U.S.C. 40102(15), as mended, or in any successor provision).

D. “Excess Shares” at any time means shares of Voting Stock (i) then Beneficially Owned by an Alien the ownership of which, as a result of Section (4) of this Article Ten, cannot then be registered on the Foreign Stock Record.

E. “Foreign Ownership Restrictions” means United States statutory and United States Department of Transportation (DOT) regulatory or interpretive restrictions on foreign ownership or control of the Corporation the breach of which would result in the loss of any operating certificate or authority of the Corporation or any of its Subsidiaries.

F. “Foreign Stock Record” means a separate stock record for the registration of Alien Owned Shares maintained by the Corporation in accordance with the By-Laws of the Corporation.

G. “Independent Director” means a director of the Corporation who is not employed by or affiliated in any material respect with the Corporation or any of its Subsidiaries other than solely by virtue of acting as a director.

H. “Permitted Percentage” at any time means the maximum voting power of the then-outstanding shares of Voting Stock permitted to be Beneficially Owned by Aliens under Foreign Ownership Restrictions.

I. “Redemption Date” means the date fixed by action of a majority of the Independent Directors for the redemption or exchange of any shares of Voting Stock pursuant to Section (6) of this Article Ten.

J. “Redemption Securities” means any debt or equity securities of the Corporation, any of its Subsidiaries or any other corporation or any combination thereof, having such terms and conditions as shall be approved by the Independent Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Independent Directors (which may be a firm that provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to clause D of Section (6) of this Article Ten, at least equal to the price required to be paid pursuant to clause A of Section (6) of this Article Ten (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

        (2)    Effectiveness. The limitations on the rights of the holders of shares of Voting Stock and the other limitations and rights of the Corporation provided for in this Article Ten shall be effective notwithstanding any other provision of these Restated Articles of Incorporation but only for so long as the Corporation or any Subsidiary (a) is subject to any Foreign Ownership Restriction or (b) if not then subject to any Foreign Ownership Restriction, intends to reinstate any license, franchise or operating certificate or authority lost as a result of a Foreign Ownership Restriction within a reasonable time after ceasing to hold the same.

        (3)    General. It is the policy of the Corporation that, consistent with 49 U.S.C. Section 41101 et. seq., as amended, and other Foreign Ownership Restrictions, and to prevent the loss by the Corporation or any Subsidiary of, or to permit the Corporation or any Subsidiary to reinstate, any license, franchise or operating certificate of authority referred to in Section (2) above, Aliens, in the aggregate, shall not be permitted to beneficially own shares of Voting Stock the voting power of which, but for the provisions of this Article Ten, would exceed the Permitted Percentage.

        (4)    Limitation of Voting Rights. At no time shall Alien Owned Shares have voting rights on any matter (except as otherwise expressly required by law) unless such shares are registered on the Foreign Stock Record. At no time shall ownership of shares representing more than the Permitted Percentage be registered on the Foreign Stock Record. Without limitation, at no time shall Excess Shares have voting rights on any matter (except as otherwise expressly required by any federal law of the United States or the Wisconsin Business Corporation Law).

        (5)    Beneficial Ownership Inquiry.

A. The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to shareholders of the Corporation in connection with any annual meeting (or any special meeting) of the shareholders of the Corporation, or otherwise) require a person that is a holder of record of equity securities of the Corporation or that the Corporation knows to have, or has reasonable cause to believe has, Beneficial Ownership of equity securities of the Corporation to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot by such person) that, to the knowledge of such person:

(i) All equity securities of the Corporation as to which such person has record ownership or Beneficial. Ownership are owned and controlled only by a Citizen; or

(ii) The number and class or series of equity securities of the Corporation owned of record or Beneficially Owned by such person that are owned or controlled by Aliens are as set forth in such certificate.

B. With respect to my equity securities of the Corporation identified by such person in response to subsection A, the Corporation may require such person to provide such further information as the Corporation may reasonably require to implement the provisions of this Article Ten.

C. For purposes of applying the provisions of this Article Ten with respect to any equity securities of the Corporation, in the event of the failure of any person to provide the certificate or other information to which the Corporation is entitled pursuant to this Section (5), the Corporation may presume that the equity securities in question are Beneficially Owned or controlled by Aliens.

        (6)    Redemption and Exchange. Notwithstanding any other provision of these Restated Articles of Incorporation to the contrary, any Excess Shares shall always be subject to redemption or exchange by the Corporation by action of the Board of Directors, pursuant to Section 180.0601(4)(b) of the Wisconsin Business Corporation Law, or any other applicable provision of law, to the extent necessary in the judgment of a majority of the Independent Directors to comply with Foreign Ownership Restrictions. As used in these Restated Articles of Incorporation, “redemption” and “exchange” are hereinafter collectively referred to as “redemption”, references to Excess Shares being “redeemed” shall be deemed to include Excess Shares that are being exchanged, and references to “Redemption Price” shall be deemed to include the amount and kind of securities for which any such Excess Shares are exchanged. The terms and conditions of such redemption shall be as follows:

A. The Redemption Price of the shares to be redeemed pursuant to this Article Ten shall be equal to the lower of (i) the Fair Market Value of the shares to be redeemed and (ii) such Alien’s purchase price for such shares;

B. The Redemption Price of such shares may be paid in cash, Redemption Securities or any combination thereof;

C. If less than all the shares held by Aliens are to be redeemed, the shares to be redeemed shall be selected in any manner determined by a majority of the Independent Directors to be fair and equitable;

D. At least 30 days’ written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed; and

E. From and after the Redemption Date, shares to be redeemed shall cease to be regarded as outstanding and any and all rights attaching to such shares of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and the holders thereof thenceforth shall be entitled only to receive the cash or Redemption Securities pay able upon redemption.

        (7)    By-Laws. The By-Laws of the Corporation may make appropriate provisions to effectuate the requirements of this Article Ten.

        (8)    Factual Determinations. The Independent Directors shall have the power and duty to construe and apply the provisions of this Article Ten and to make all determinations necessary or desirable to implement such provisions, including but not limited to whether (a) a person or entity “controls” or is “controlled by” another person or entity; (b) the number of shares of Voting Stock that are Beneficially Owned by any person; (c) whether a person is an Affiliate or Associate of another person; (d) whether a person has an agreement, arrangement or understanding with another person as to matters bearing on Beneficial Ownership; (e) whether a person is an Alien; (f) the application of any other definition of these Restated Articles of Incorporation to a given fact; and (g) any other matter relating to the applicability or effect of this Article Ten.

        (9)    Quorum. Except as otherwise provided or required by law, the presence, in person or by proxy, of the holders of record of shares of Voting Stock entitling the holders thereof to cast a majority of the voting power of all shares of Voting Stock (after giving effect to the reduction of voting rights prescribed in Section (4) of this Article Ten) shall constitute a quorum at all meetings of the shareholders of the Corporation, and any quorum requirement or any requirement for shareholder approval shall be determined after giving effect to the reduction in voting rights prescribed in Section (4) of this Article Ten.

        (10)    Severability. If any section or lesser provision of this Article Ten is determined to be invalid, void, illegal or unenforceable, then the remaining sections and provisions of this Article Ten shall continue to be valid and enforceable and shall in no way be affected, impaired or invalidated.

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